UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Sentio Healthcare Properties, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On or about July 15, 2017, Sentio Healthcare Properties, Inc. expects to commence mailing the communication below to its stockholders.

July 15, 2017

Re: Payment Instructions

Dear Stockholder:

As you are probably aware, on May 3, 2017, Sentio Healthcare Properties, Inc. (“Sentio”) entered a merger agreement with affiliates of Kayne Anderson Real Estate Advisors (“KAREA”), under which affiliates of KAREA will acquire Sentio by way of merger. In connection with the execution of the merger agreement, Sentinel RE Investment Holdings LP, the holder of a majority of the votes entitled to be cast in connection with the merger, has undertaken to vote in favor of the merger agreement and can approve the merger agreement on behalf of the Sentio stockholders. A special meeting of the stockholders of Sentio has been set for August 10, 2017 to consider and vote on a proposal to approve the merger of the Company with and into an affiliate of KAREA. Although completion of the transaction is subject to the approval of the Sentio stockholders and satisfaction of various closing conditions, the transaction is currently expected to close on September 1, 2017. However, please note that there can be no guarantee as to when, if at all, the merger will close.

You should have received or will be receiving soon correspondence from us with respect to the special meeting. These materials include the Definitive Proxy Statement filed with the Securities and Exchange Commission on July 7, 2017, which includes all of the details related to the special meeting, the merger and the merger agreement. Please refer to the Definitive Proxy Statement for any questions regarding the merger, the merger agreement or the special meeting of the stockholders of Sentio.

Under the terms of the merger agreement if the merger is completed, holders of common stock of Sentio will receive: (i) no less than $14.37 per share in cash at the closing of the merger; (ii) up to an additional $0.55 per share in cash at the closing of the merger based upon final pricing calculations; and (iii) one contingent value right for each share of common stock of Sentio held. The contingent value right represents a proportionate interest in up to an additional $8.76 million (subject to certain increases under the terms of the merger agreement) that could be released at various times from the closing of the merger until three years after the closing of the merger, with such amount being subject to reduction as a result of certain indemnification rights of KAREA under the merger agreement. Should the maximum amount of funds in the escrow be released to the stockholders, the result would be up to an additional $0.29 per share in cash. The resulting range of total cash consideration to the stockholders is between $14.37 and $15.21 per share (subject to certain increases under the terms of the merger agreement).

If the merger is completed, Phoenix Transfer, Inc. will mail to each holder of common stock of Sentio a letter setting forth the amount of cash per share to be received in connection with the closing of the merger and the maximum amount payable pursuant to each contingent value right.

Any stockholder that would like to change the payment information for receipt of the final dividend payment from Sentio and payment of the cash payment upon the closing of the merger should provide by August 31, 2017 to Phoenix Transfer, Inc.:

•	a “Sentio Distribution Modification Form” duly signed by all titleholders (this form is available at www.sentiohealthcareproperties.com); or

•	a letter of instruction signed by all titleholders to change the current payee address.

If you do not provide all the required information by that time, and if the merger is completed, any and all payments to be made to you as a holder of common stock of Sentio pursuant to the merger agreement will be made in accordance with your existing payment instructions (where you received the latest dividend payment on July 15, 2017). However, please note that to the extent that a stockholder’s shares of common stock are held by an IRA or other trust account, the payments must go to the trustee.

If you do not want to change your payment instructions, you do not need to do anything at this time.

If you have any questions related to this letter, please contact our investor relations team at (888) 811-1753. We greatly appreciate the opportunity to serve you as a stockholder of Sentio.

Sincerely,

/s/ John Mark Ramsey

John Mark Ramsey

Chief Executive Officer, President and Director

Additional Information About the Merger and Where to Find It

This communication does not constitute a solicitation of materials of any vote or approval in respect of the proposed merger involving Sentio or otherwise. In connection with the proposed merger, a special stockholder meeting has been announced and will be held on August 10, 2017 to obtain stockholder approval. In connection with the proposed merger, Sentio has filed relevant materials, including a proxy statement, with the Securities and Exchange Commission (the “SEC”). Investors and security holders of Sentio are urged to read the definitive proxy statement and other relevant materials because they will contain important information about Sentio and the proposed transaction. The proxy statement and other relevant materials, and all other documents filed by Sentio with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov, at the Company’s website at  www.sentiohealthcareproperties.com or by sending a written request to Sentio at 189 South Orange Ave., Suite 1700, Orlando, Florida 32801, Attention: Spencer Smith.

Participants in the Solicitation

Sentio and its directors and executive officers and Sentio Investments LLC and certain members of its management and employees may be deemed to be participants in soliciting proxies from the stockholders of Sentio in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered to be participants in the solicitation of Sentio’s stockholders in connection with the proposed merger and their ownership of Sentio’s common stock will be set forth in the proxy statement for its special meeting. Investors can find more information about Sentio’s executive officers and directors as well as Sentio Investments LLC and certain members of its management and employees in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 and in its definitive proxy statement filed with the SEC on Schedule 14A on July 7, 2017.